Citigroup Managed Futures LLC
                         731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated October 31 , 2006 to the Partnership's prospectus dated May 1, 2006.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    ------------------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                  October 2006

The net asset value for Citigroup Diversified Futures Fund L.P. was $920.96 per unit at the end of October, down 0.3% for the month and down 1.1% year to date.

The month of October was  challenging  for the Fund's  advisors.  Profits in the
energy,   metals  and  indices  markets  were  offset  by  losses  in  currency, agriculture and global fixed income markets.

In currency markets, profits from appreciation in the Australian dollar and British pound were not sufficient enough to offset losses in trading Euro and Swiss francs as they remained in congestion. While profits were realized from trading in wheat and corn, as unusually dry weather conditions in Australia drove prices higher, gains were offset by losses taken in soybeans, as accelerating export sales caused unexpected price appreciation. Small losses were accumulated in soft commodities, as unfavorable trading ranges and price reversals dominated the sector. Fixed income markets remained directionless as speculation over future monetary policy encouraged sharp price reversals, resulting in losses for the Fund.

Gains in the energy sector were attributed to long-term trend followers, as the Fund's advisors were able to maintain positions when petroleum prices remained range-bound due to varied supply and demand expectations. Profits were also earned in base metals as prices surged due to diminishing stockpiles of aluminum and zinc. Equity indices remained the most profitable sector for the Fund as the U.S. job market improved and stronger household consumption figures supported prices.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                            For the Period October 1,
                            Through October 31, 2006

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                      ---------
Realized gains from trading             $7,407,554       0.81%
Change in unrealized gains/losses
     from trading                       (6,944,525)     (0.76)
                                       -----------      -----
                                           463,029       0.05
Less, Brokerage commissions
     and clearing fees ($194,264)        4,615,066       0.50
                                       -----------      -----
Net realized and unrealized losses      (4,152,037)     (0.45)
Interest Income                          3,011,290       0.32
                                       -----------      -----
                                        (1,140,747)     (0.13)
                                       -----------      -----
Less, Expenses:
     Management fees                     1,495,856       0.16
     Other expenses                         88,424       0.01
                                       -----------      -----
                                         1,584,280       0.17
                                       -----------      -----
Net loss                                (2,725,027)     (0.30)%
                                                        -----

Additions (15,791.5250 L.P. units
at September 30, 2006 net asset
value per unit of $923.66 )             14,586,000
Redemptions (28,066.5277 L.P. units
at October 31, 2006 net asset
value per unit of $920.96)             (25,848,149)
                                       -----------
Decrease in net assets                 (13,987,176)
Net assets, September 30, 2006         918,961,213
                                       -----------
Net assets, October 31, 2006          $904,974,037
                                       ===========
Net Asset Value per unit
  ($904,974,037 / 982,638.5589 Units)       $920.96
                                             ======

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.


By: /s/  Jennifer Magro
         --------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.